BARCLAYS BANK PLC                           NATIONAL WESTMINSTER BANK PLC
222 BROADWAY                                PARK AVENUE TOWER
NEW YORK, NEW YORK 10038                    65 EAST 55TH STREET
                                            NEW YORK, NEW YORK 10022




                                                       July 1, 1999


Berisford plc
Washington House
40 Conduit Street
London W1R 9FB
Attention: Mr. Brian Cuthbertson

                               Re: PROJECT SENATE

Ladies and Gentlemen:

                  You have advised us that Welbilt Corporation, a corporation organized and existing under the laws of Delaware (the "BORROWER") and a wholly-owned subsidiary of Berisford plc (the "PARENT"), intends to acquire, through an indirectly wholly-owned subsidiary organized under the laws of the State of Delaware ("Bidco"), all the outstanding capital stock (the "ACQUISITION") of Scotsman Industries, Inc., a company organized and existing under the laws of the State of Delaware (the "TARGET"). The Acquisition will be accomplished by means of a recommended tender offer (the "TENDER OFFER") followed by a merger (the "MERGER") between the Target, on the one hand, and Bidco on the other hand, with the Target being the surviving corporation of such merger. The respective amounts to be expended in connection with the Acquisition (including fees and expenses) are more specifically described in the Sources and Uses Table attached as Annex A to this commitment letter (this "COMMITMENT LETTER"). Unless defined herein terms used herein have the meaning set forth in the Term Sheet (as defined below).

                  You also have advised us that, in connection with the Acquisition the Parent and the Borrower desire to establish senior credit facilities in an aggregate principal amount of US$900,000,000 (the "Facilities") for the purpose of financing the cost of the Acquisition and the expenses related thereto, financing the cost of refinancing existing indebtedness, and providing funds for working capital and other general corporate purposes. The Parent and the Borrower have requested each of

Barclays Capital ("BARCLAY CAPITAL"), the investment banking division of Barclays Bank PLC, and Greenwich NatWest ("GREENWICH NATWEST") to act as exclusive advisors for, and to arrange and syndicate, the Facilities. The Parent and the Borrower also have requested that Barclays Bank PLC serve as the facility agent for the Facilities.

                  Each of Barclays Capital and Greenwich NatWest hereby confirms that it is willing to act, together with the other, as exclusive advisors and arrangers for the Facilities (in such capacity, the "ARRANGERS"). Barclays Bank PLC confirms that it will act as the facility agent for the Facilities (in such capacity, the "FACILITY AGENT"). In their respective capacities as Arrangers and Facility Agent, each of Barclays Capital, Greenwich NatWest, and Barclays Bank PLC will perform the duties and exercise the authority customarily performed and exercised by lenders in such roles. The Parent and the Borrower agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless the Parent, the Borrower, Barclays Capital and Greenwich NatWest shall so agree.

                  Barclays Bank PLC and National Westminster Bank Plc each hereby commits to provide 50% of the aggregate amount of each of the Facilities (i.e. an aggregate commitment of US$450,000,000 for Barclays Bank PLC and US$450,000,000 for National Westminster Bank Plc), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached as Exhibit B (the "TERM SHEET"). As more fully defined in the Term Sheet, the Facilities consist of the following: (i) Facility A, a US$600,000,000 term acquisition facility with a final maturity of five years, to be used to finance the costs of the Acquisition and to refinance Target's existing indebtedness and (ii) Facility B, a US$300,000,000 revolving facility with a final maturity of five years, to be used to finance the costs of the acquisition and refinance existing debt (up to US$200,000,000), for working capital and for other general corporate purposes. The Facilities will be documented in a definitive Facility Agreement (the "FACILITY AGREEMENT") and various guarantees, security agreements, and other agreements and instruments called for by the Term Sheet or which the Arrangers may require.

                  The Arrangers intend to syndicate the Facilities (including, in their discretion, all or part of their commitments hereunder) to financial institutions and other lenders to be defined in the Term Sheet (the "LENDERS"). Generally, the Arrangers expect that syndication will be conducted in three stages: (i) a phase one ("PHASE ONE") during which the Arrangers will seek a United States bank to serve as another Arranger for the Facilities and to underwrite one-third of the total US$900 million commitment, (ii) a second phase ("PHASE TWO") during which the three Arrangers will seek to obtain a core group of approximately eight additional banks to serve as co-arrangers (the "CO-ARRANGERS") of the Facilities, and (iii) a third phase ("PHASE THREE") during which the three Arrangers and Co-Arrangers will generally syndicate the facilities in the bank market. The Arrangers expect to commence efforts for Phase One and Phase Two promptly upon the execution of this Commitment Letter and to complete Phase One and Phase Two prior to the Closing Date. The Arrangers expect to commence Phase Three after the Closing Date.

                  The Parent and the Borrower agree, and agree to cause their respective Subsidiaries, to actively assist the Arrangers in completing the three phases of syndication in a manner that is satisfactory to the Arrangers. Such assistance shall include (a) the Parent and the Borrower using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Parent and the Borrower, (b) if requested by the Arrangers, direct contact between senior management and advisors of the Parent and the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and provision of other marketing and informational materials in order to achieve a successful syndication and (d) the hosting, with the Arrangers, of one or more meetings of prospective Lenders.

                  The Arrangers will manage all aspects of all phases of syndication including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Arrangers will consult with the Parent and the Borrower regarding the selection of the institutions to be approached.

                  To assist the Arrangers in their syndication efforts, each of the Parent and the Borrower agree promptly to prepare and provide to the Arrangers all information with respect to the Parent, the Borrower and the Target and the transactions contemplated hereby, including all financial information and projections (the "PROJECTIONS"), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facilities. The Parent and the Borrower agree to supplement the Projections and such other information from time to time as the Arrangers may reasonably request so that the representations and warranties in the following paragraph remain true and correct until the close of general syndication.

                  The Parent and the Borrower hereby represent and covenant that
(a) all information other than the Projections (the "INFORMATION") that has been or will be made available to the Arrangers by the Parent or the Borrower or any of their representatives is, or will be when furnished (when taken together with all other Information so made available), complete and correct in all material respects and does not, and will not when furnished (when taken together with all other Information so made available), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arrangers by the Parent or the Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Each of the Parent and the Borrower understand that in arranging and syndicating the Facilities the Arrangers will use and rely on the Information and Projections without independent verification thereof.

                  As consideration for the commitments and agreements of the Arrangers hereunder, the Parent and the Borrower agree to pay to the Arrangers the arrangement and underwriting fees set forth in the Arrangers Fee Letter (the "ARRANGERS' FEE LETTER") dated the date hereof and delivered herewith. As consideration for the agreements of Barclays Bank PLC to serve as Facility Agent, the Parent and the Borrower agree to pay to Barclays Bank PLC the agency fees set forth in the Agency Fee Letter (the "AGENCY FEE LETTER" and together with the Arrangers' Fee, the "FEE LETTER" ) dated the date hereof and delivered herewith.

                  Subject to the total amount of the Facilities remaining unchanged, the Arrangers shall be entitled to change the interest rate margin, fees, structure, and terms of the Facilities, after good faith negotiations with the Borrower and the Parent, if the Arrangers determine that such changes are advisable in order to ensure a successful Phase One, Phase Two and Phase Three syndication of the Facilities. The Arrangers' commitments under this Commitment Letter are expressly subject to the agreement of the Borrower and the Parent to such adjustment mechanism.

                  The commitments of each Barclays Bank PLC, National Westminster Bank Plc, and the Arrangers hereunder and their respective agreements to perform the services described herein are subject to the following:

                            (a) there not occurring or becoming known to the Arrangers any material adverse change in or affecting the business, assets, property, financial condition or operations (whether before the Acquisition or after giving effect to the Acquisition), in each case of either (i) the Parent, the Borrower, and their respective Subsidiaries taken as a whole or (ii) the Target and its Subsidiaries taken as a whole;

                           (b) the Arrangers not becoming aware after the date hereof of any material information or matter affecting the Parent, the Borrower, the Target, or their respective Subsidiaries, or the transactions contemplated by this Commitment Letter, including, without limitation, the Acquisition, which is inconsistent in a material and adverse manner with any material information or matter disclosed to the Arrangers prior to the date hereof;

                            (c) except as agreed by the Arrangers in writing, satisfaction that on and after the date hereof and prior to and during the syndication of the Facilities there shall be no competing offering, placement, arrangement, or syndication of any debt securities or bank financing by or on behalf of the Parent, the Borrower, or the Target, or any of their respective Subsidiaries,

                            (d) the negotiation, execution and delivery on or before August

         14, 1999 of a mutually acceptable definitive Facility Agreement and other documentation consistent with the Term Sheet and this Commitment Letter; and

                            (e) satisfaction of the other conditions precedent to the Closing Date set forth or referred to in the Term Sheet.

                  The Parent and the Borrower agree, jointly and severally, to indemnify and hold harmless each of Barclays Bank PLC, National Westminster Bank Plc, the Arrangers, the other Lenders, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Facilities, the use of the proceeds thereof, the Acquisition, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person. In addition, the Parent and the Borrower agree, jointly and severally, to reimburse each of the Arrangers (but not the Co-Arrangers) and their respective affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification, waiver or enforcement thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities. No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

                  This Commitment Letter shall not be assignable by either the Parent or the Borrower without the prior written consent of each of the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the Parent, the Borrower, Barclays Bank PLC and National

Westminster Bank Plc. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (together with the attached Term Sheet) and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

                  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of laws rules thereof (other than Section 5-1401 of the New York General Obligations Law). The Parent and the Borrower each hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the County of New York, New York in connection with any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter. FURTHERMORE, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY EXPRESSLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY MATTER CONTAINED IN OR ARISING FROM THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER OR THE ACTIONS OF THE PARTIES RELATED THERETO.

                  This Commitment Letter is delivered on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to officers, agents and advisors of the Parent and the Borrower who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the Parent and the Borrower agree to inform the Arrangers promptly prior to such disclosure), or (c) to the extent it otherwise becomes publicly available, PROVIDED that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters) after this Commitment Letter has been signed and accepted by the Parent and the Borrower.

                  The Parent and the Borrower each acknowledge that the Arrangers, Barclays Bank PLC, and National Westminster Bank Plc may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Parent or the Borrower may have conflicting interests regarding the transactions described herein and otherwise. None of the Arrangers, Barclays Bank PLC, or National Westminster Bank Plc will use confidential information obtained from the Parent or the Borrower by virtue of the transactions contemplated by this letter or their other relationships with the Parent or the Borrower in connection with the performance by the Arrangers, Barclays Bank PLC, or National Westminster Bank Plc of services for other companies, and none of the Arrangers, Barclays Bank PLC, or National Westminster Bank Plc will furnish any such information to other companies. The Parent or the Borrower also acknowledge that the Arrangers, Barclays Bank PLC, and National Westminster Bank Plc shall have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to the Parent or the Borrower, confidential information obtained from other companies.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Arrangers, Barclays Bank PLC, and National Westminster Bank Plc hereunder.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 2:00 p.m., New York City time, on July 6, 1999. The commitments of the Arrangers, Barclays Bank PLC, and National Westminster Bank Plc and the agreements herein will expire (i) on July 6, 1999 in the event the Arrangers have not received such executed counterparts and such amounts in accordance with the immediately preceding sentence and (ii) on November 5, 1999, if the Closing Date has not occurred prior to such date.

                  Each of the Arrangers, Barclays Bank PLC, and National Westminster Bank Plc is pleased to have been given the opportunity to assist you in connection with this important financing.

                                            Very truly yours,

                                            BARCLAYS BANK PLC


                                            By:
                                                --------------------------------
                                                Name:

                                            NATIONAL WESTMINSTER
                                                BANK PLC


                                            By:
                                                --------------------------------
                                                Name:

Accepted and agreed:

BERISFORD PLC


By:
   ------------------------------
     Name:


WELBILT CORPORATION


By:
   ------------------------------
     Name:

                                                                         ANNEX A

                             SOURCES AND USES TABLE


------------------------------------------------- -------------- ---------------------- ---------------
                      USES                             $M               SOURCES               $M

------------------------------------------------- -------------- ---------------------- ---------------
Purchase Scotsman Equity                            364.27         New Bank                900.00
                                                                   Facilities

------------------------------------------------- -------------- ---------------------- ---------------
*Refinance Existing Scotsman Debt                   321.25         Cash                     63.15

------------------------------------------------- -------------- ---------------------- ---------------
Refinance Existing Brutus Debt                       12.15
------------------------------------------------- -------------- ---------------------- ---------------
Austral Put Cost                                     35.00

------------------------------------------------- -------------- ---------------------- ---------------
Available Working Capital Facility                  194.68

------------------------------------------------- -------------- ---------------------- ---------------
Transaction Costs                                    35.80

------------------------------------------------- -------------- ---------------------- ---------------
                                                  $ 963.15                               $ 963.15
------------------------------------------------- -------------- ---------------------- ---------------


--------
*Includes re-financing of existing Senate 8 5/8 % Senior Subordinated Notes due 2007

                              TERMS AND CONDITIONS

                                 PROJECT SENATE


BORROWERS:                         FACILITY A:   Welbilt Corporation.
                                   FACILITY B:   Berisford plc (hereinafter "Brutus plc");
                                           Welbilt Corporation.

ADDITIONAL BORROWERS:              Other nominated wholly owned
                                   subsidiaries as agreed.

DEFINITIONS:                       Unless otherwise noted, capitalized terms
                                   have the meanings specified for such terms in
                                   the remainder of this Term Sheet or, with
                                   respect to certain financial terms, as
                                   defined in Schedule A.

GUARANTORS:                        The obligations of the Borrowers will be
                                   guaranteed on a joint and several basis
                                   pursuant to guarantees ("Guarantees")
                                   provided by Brutus plc and its Material
                                   Subsidiaries (such Material Subsidiaries
                                   taken together with the Borrowers, the
                                   "Obligors"). The Borrowers will ensure that
                                   at all times the Obligors as a group (i) own
                                   at least 75% of the Consolidated Total Assets
                                   of the Group (as defined below) and (ii) earn
                                   at least 75% of the Consolidated EBITDA of
                                   the Group. To ensure compliance with these
                                   tests, non-Material Subsidiaries may from
                                   time to time be required to accede to the
                                   Guarantees as Guarantors.

                                   DETAILS OF THE GUARANTEE STRUCTURE AND
                                   SECURITY (BELOW) TO BE AGREED FOLLOWING
                                   FULL REVIEW OF THE CORPORATE STRUCTURE
                                   AND LEGAL ADVICE.

SECURITY:                          Subject to compliance with the margin
                                   regulations (in the case of the shares of
                                   Senate (as defined below)), pledge by the
                                   holders (such holders, the "Pledgors") of
                                   100% of the stock / equity interests of all
                                   U.S. subsidiaries of Brutus plc (including
                                   any U.S. subsidiary acquired on or after the
                                   Closing Date).


                                   The above pledges will be released in the event that either (i) the long term unsecured debt of Brutus plc is rated (and continues to be rated) at least BBB- or Baa3 by Standard &
                                   Poor's and Moody's Investors Service,
                                   respectively, or (ii) the ratio of
                                   Consolidated Total Debt (including the
                                   convertible unsecured loan stock issued by Brutus plc (the "CULS")) to Consolidated
                                   EBITDA as at the end of any fiscal quarter of Brutus plc is less than 2.5x.

MATERIAL SUBSIDIARIES:             Each subsidiary (including any subsidiary
                                   acquired on the Closing Date) of the
                                   Borrowers which owns 5% or more of the
                                   Consolidated Total Assets of the Group or
                                   earns 5% or more of the Consolidated EBITDA
                                   of the Group will become a party to a
                                   Guarantee on or before the Closing Date (as
                                   defined below), and each subsidiary of the
                                   Borrowers acquired after the Closing Date
                                   which satisfies either of these tests will be
                                   required to accede to the Guarantees as a
                                   Guarantor to the extent it is legally able to
                                   do so.

GROUP:                             The Borrowers and their subsidiaries.

ARRANGERS:                         Barclays Capital and Greenwich NatWest.

UNDERWRITERS:                      Barclays Bank PLC and National Westminster
                                   Bank Plc.

FACILITY AGENT:                    Barclays Bank PLC.

LOC ISSUING BANK:                  Barclays Bank PLC.

LENDERS:                           Barclays Bank PLC, National Westminster Bank
                                   Plc and a syndicate of banks to be formed by the Arrangers in consultation with Brutus plc.

TYPE OF FACILITY:                  FACILITY A:       Term Loan Facility
                                   FACILITY B:       Revolving Credit Facility



PURPOSE: FACILITY A: To provide part of the finance required for the acquisition (the
                                   "Acquisition") of Scotsman Industries, Inc.
                                   ("Senate") and its subsidiaries
                                   (collectively, the "Senate Group") by an indirect wholly-owned Delaware-incorporated subsidiary of Welbilt Corporation ("Bidco"), to refinance existing indebtedness of the Group and the Senate Group, and to pay fees, costs and other expenses incurred by the Borrowers in connection with the Acquisition.

                                   FACILITY B: To provide (i) part of the
                                   finance required for the Acquisition and to refinance existing indebtedness of the Group and the Senate Group and (ii) finance for the working capital needs and general corporate purposes of the Group (including a sub-limit to be agreed upon for letters of credit to be issued by the LOC Issuing Bank) and for permitted future acquisitions (but excluding the acquisition of the Senate Group and hostile acquisitions). No more than US$200 million of Facility B may be utilized to finance the Acquisition and to refinance existing indebtedness of the Group and the Senate Group.

FACILITY AMOUNT:                   FACILITY A:    US$600 million term loan

                                   FACILITY B: US$300 million revolving loan.
                                   During the period from the Closing Date to the Merger Date (as defined below) the amount available under Facility B will be temporarily reduced on a dollar for dollar basis by the aggregate principal amount of debt of Brutus plc, Senate and their respective subsidiaries outstanding on the
                                   Closing Date (other than debt under the
                                   Facilities and the permitted retained debt described in Schedule B), PROVIDED that such reduction of availability of Facility B shall not preclude the utilization of Facility B during such period for the purpose of refinancing any such debt. Such reduction of availability of Facility B will become permanent as of the Merger Date if such debt has not been repaid on or prior to such date.

FINAL MATURITY DATE:               FACILITY A AND FACILITY B: 5 years from the
                                   date of signing of the Facility Agreement.



CURRENCY:                          FACILITY A: US Dollars

                                   FACILITY B: US Dollars, Sterling, Euro, and
                                   (subject to the agreement of Lenders) any readily available and freely transferable currency.

AVAILABILITY:                      FACILITY A: Subject to satisfaction of the
                                   applicable Conditions Precedent below,
                                   Facility A will become available for drawing
                                   on the Closing Date until the Final Maturity
                                   Date. Facility A will be available on a
                                   delayed-draw basis for a period of 120 days
                                   after the Closing Date (the "Delayed-Draw
                                   Period") to pay that portion of the
                                   consideration for the Acquisition that
                                   becomes due and payable upon the consummation
                                   of the Merger. Any amount undrawn at the end
                                   of the Delayed-Draw Period will be cancelled.

                                   FACILITY B: Subject to satisfaction of the applicable Conditions Precedent below,
                                   Facility B will be made available for drawing on the Closing Date until the Final Maturity
                                   Date.

                                   The Commitments will terminate on November 5,
                                   1999 if the Closing Date has not occurred prior to such date.

SCHEDULED REPAYMENT:               FACILITY A will be repaid in equal
                                   quarterly installments commencing March 31,
                                   2000 in aggregate annual amounts as follows,
                                   PROVIDED that the installment due on March
                                   31, 2000 shall count as two installments and
                                   shall be in the amount of $25 million:



                                   PERIOD      ANNUAL REPAYMENT AMOUNT
                                   ------      -----------------------

                                   Year 1      $ 50 million
                                   Year 2      $125 million
                                   Year 3      $125 million
                                   Year 4      $125 million
                                   Year 5      $175 million


                                   FACILITY B will be repaid on or before the Facility B Final Maturity Date.

                                   Drawings on letters of credit issued under Facility B will be reimbursed by the Borrower on the date of such drawing. Each Lender shall be irrevocably and unconditionally obligated to reimburse the LOC Issuing Bank on a pro rata basis for each drawing not reimbursed by the Borrowers.



VOLUNTARY PREPAYMENT               At the Borrowers' discretion but subject to
AND COMMITMENT                     10 days' prior notice, the Facilities may be
REDUCTIONS:                        prepaid/cancelled  in whole or in part but,
                                   if in part, in integral multiples to be
                                   agreed. Facility A amounts prepaid/cancelled
                                   may not be re-borrowed. Any breakage costs
                                   incurred will be for the account of the
                                   Borrowers.

                                   Voluntary prepayment amounts will be applied to Facility A in order of maturity.

MANDATORY PREPAYMENTS              The Borrowers shall prepay the loans and/or
AND COMMITMENT                     reduce the commitments first under Facility A
REDUCTIONS:                        and then under Facility B in amounts equal
                                   to the proceeds described below. Mandatory
                                   prepayment amounts will be applied to
                                   Facility A in inverse order of maturity:

                                   i)   All net cash proceeds received from any
                                        issuance by Brutus plc or any of its
                                        subsidiaries of indebtedness where the
                                        aggregate amount of indebtedness exceeds
                                        $25 million.

                                   ii)  The net after-tax proceeds of the sale
                                        or other disposition of any property or
                                        assets of Brutus plc or any of its
                                        subsidiaries in excess of $50 million,
                                        other than (a) net cash proceeds of
                                        sales or other dispositions of inventory in the ordinary course of business and
                                        (b) certain other exceptions to be
                                        negotiated provided there shall be no
                                        carve out for Magnet Ltd.

                                   iii) All net cash proceeds (i) in excess of
                                        $5 million received under any casualty
                                        insurance maintained by Brutus plc or
                                        any of its subsidiaries and (ii)
                                        received as a result of the taking of
                                        any assets of the Group pursuant to the
                                        power of eminent domain or condemnation, unless, in the case of (i) and (ii), such proceeds are reinvested in like assets within 180 days;



                                   iv)  All proceeds in excess of $5 million
                                        received from pension plan reversions in each case payable on receipt; and

                                   v)   50% of Excess Cash Flow for each fiscal
                                        year (beginning with the fiscal year
                                        ending September 30, 2000) if the ratio
                                        of Consolidated Total Debt to
                                        Consolidated EBITDA as at the end of
                                        such fiscal year is greater than or
                                        equal to 2.5x, and otherwise zero
                                        percent.

                                   Excess Cash Flow defined as the operating cashflow for the relevant period less the aggregate of (a) capital expenditures, (b) dividends, (c) cash interest on Indebtedness,
                                   (d) amounts provided for and paid in respect of taxes, (e) any scheduled debt repayment
                                   (including Facility A), (f) any voluntary prepayment of Facility A, and (g) any voluntary prepayment of Facility B to the extent the available commitments under
                                   Facility B are permanently reduced in
                                   connection with such repayment.

                                   Notwithstanding the above, in the event that the long term unsecured debt of Brutus plc is rated (and continues to be rated) at least
                                   BBB- or Baa3 by Standard & Poor's or Moody's
                                   Investors Service respectively, the Mandatory
                                   Prepayment conditions contained in clauses
                                   (iii), (iv) and (v) shall cease to apply.

INTEREST PAYMENTS:                 Quarterly for Base Rate Loans; on the last
                                   day of selected interest periods (which shall
                                   be 1, 2, 3 and 6 months) for Euro-Dollar
                                   Loans (and at the end of every three months,
                                   in the case of interest periods of longer
                                   than three months); and upon prepayment,
                                   payable in arrears and computed on the basis
                                   of a 360-day year in the case of Euro-Dollar
                                   loans and a 365-day year in the case of Base
                                   Rate Loans.

                                   No interest period may extend beyond the Final Maturity Date.

ADVANCES:                          Advances may be drawn in minimum amounts of
                                   $10 million and integral multiples of $5
                                   million thereafter or such amounts as may be
                                   agreed by the Facility Agent and the Lenders
                                   for other currencies.



INTEREST:                          All amounts outstanding under the Facilities
                                   shall bear interest, at the Borrowers'
                                   option, as follows:

                                   (a)  at the Base Rate plus the applicable
                                        Base Rate Margin; or

                                   (b) at the reserve adjusted Euro-Dollar Rate plus the applicable Euro-Dollar Margin plus (in the case of Sterling advances)
                                        Mandatory Costs.

                                   After the occurrence and during the
                                   continuation of an event of default, interest shall accrue at a rate equal to the applicable Base Rate or Euro-Dollar Rate plus the applicable Margin plus an additional
                                   2.00%.

EURO-DOLLAR RATE:                  An interest rate per annum (rounded upwards,
                                   if necessary, to the next 1/16th of 1%) as
                                   determined by the Facility Agent on the basis
                                   of the arithmetic average at which
                                   eurocurrency deposits approximately equal in
                                   principal amount and maturity to the
                                   currency, amount and interest period of the
                                   advance being drawn are offered to first
                                   class banks in the London interbank market by
                                   each of two Reference Banks as of
                                   approximately 11:00 a.m. (London time) two
                                   business days prior to the beginning of the
                                   requested interest period.

BASE RATE:                         For any day, an interest rate per annum
                                   (rounded upwards, if necessary, to the next
                                   1/16th of 1%) equal at all times to the
                                   higher of (a) the Prime Rate of the Facility
                                   Agent and (b) a rate equal to 0.5% above the
                                   weighted average of the rates on overnight
                                   Federal funds transactions with members of
                                   the Federal Reserve System arranged by
                                   Federal funds brokers.



EURO-DOLLAR MARGIN:                The Initial Margin will be 1.50% per annum
                                   until the Redetermination Date (as defined
                                   below). On the Redetermination Date the
                                   applicable Euro-Dollar Margin will reduce or
                                   increase as set forth in the following table
                                   and as provided in the next paragraph below.
                                   After the Redetermination Date the applicable
                                   Euro-Dollar Margin will reduce or increase as
                                   set forth in the following table based upon
                                   the ratio of Consolidated Total Debt
                                   (including the CULS) to Consolidated EBITDA
                                   as shown in the financial statements
                                   delivered after the end of each fiscal
                                   quarter commencing with the fiscal quarter
                                   ending December 31, 1999:


                                   =Greater than 3.50x                    1.750% per annum

                                   =Greater than 3.00x Less than 3.50x    1.500% per annum

                                   =Greater than 2.50x Less than 3.00x    1.25% per annum

                                   =Greater than 2.00x Less than 2.50x    1.00% per annum

                                       Less than 2.0x            0.875% per annum


                                   The Redetermination Date shall be the later of (i) the Merger Date and (ii) the date
                                   (which shall be no later than September 17, 1999) notified by the Borrowers to the Facility Agent on which all or part of the CULS shall have been converted to equity in accordance with their terms. On the Redetermination Date, the Borrower shall calculate the ratio of Consolidated Total
                                   Debt (including unconverted CULS) to
                                   Consolidated EBITDA based on (i) the pro forma Consolidated EBITDA of the Group as of June 30, 1999 (or, if later, as of the most recent fiscal quarter ending prior to the Merger Date) after giving effect to the Acquisition and the incurrence of debt in connection therewith and (ii) the
                                   Consolidated Total Debt of the Group
                                   (determined as of the later of August 28, 1999 and the Merger Date) after giving effect to (x) the Acquisition and the incurrence of debt in connection therewith and (y) the amount of CULS not converted to equity on the applicable conversion date.



                                   Any reduction or increase in the applicable
                                   Euro-Dollar Margin provided for above will become effective for all outstanding loans and letters of credit on the date on which the Facility Agent receives a compliance certificate for the relevant testing date.

                                   Notwithstanding the above, in the event that Brutus plc is rated (and continues to be rated) at least BBB- or Baa3 by Standard &
                                   Poor's or Moody's Investors Service
                                   respectively, the applicable Euro-Dollar
                                   Margin shall be 1.00%. Should Brutus plc be rated investment grade and have a ratio of Consolidated Total Debt (including CULS) to
                                   Consolidated EBITDA of Less-than 2.0x, the applicable Euro-Dollar Margin shall be
                                   0.875%.

BASE RATE MARGIN:                  The Base Rate Margin shall be 1% lower than
                                   the applicable Euro-Dollar Margin but in no
                                   event less than zero.

LOC MARGIN:                        The Borrower shall pay letter of credit fees
                                   on the stated amount of each outstanding
                                   letter of credit equal to the Euro-Dollar
                                   Margin in effect at such time.

COMMITMENT FEE:                    0.375% until the ratio of Consolidated Total
                                   Debt (including CULS) to Consolidated EBITDA
                                   is less than 2.5x and 0.25% thereafter.

                                   The commitment fee shall accrue from the earlier of (i) the Closing Date and (ii)
                                   August 14, 1999 and be calculated on the undrawn, uncancelled portion of the
                                   Facilities payable quarterly in arrears for Facility B, and on or before the end of the Delayed-Draw Period for Facility A.

ARRANGEMENT AND                    See accompanying arrangers fee letter.
UNDERWRITING FEE:

AGENCY FEES:                       See accompanying agency fee letter.

LOC ISSUING                        1/8 of 1% of the face amount of each letter
BANK FEE:                          of credit.

Documentation:                     The availability of the Facilities will be
                                   subject to negotiation and execution of a
                                   Facility Agreement and related guarantee,
                                   security, and other finance documentation
                                   satisfactory to all parties. The terms will
                                   be customary and appropriate and will
                                   include, but not be limited to, the terms
                                   contained in this Term Sheet.



REPRESENTATIONS                    To be repeated on the date of each request
AND WARRANTIES:                    for an Advance and on each Drawdown Date
                                   (and, in respect of Facility A, on the first
                                   day of each Interest Period), including,
                                   without limitation:

                                   (a)  Power, status and authority;
                                   (b)  Legal validity and enforceability;
                                   (c)  Non-contravention with other agreements;
                                   (d)  No default;
                                   (e)  Relevant consents and authorisations;
                                   (f)  Litigation;
                                   (g)  Accounts and information provided by
                                        Obligors including but not limited to
                                        that used in the Information Memorandum
                                        including assumptions underlying the
                                        Bank Base Case;
                                   (h)  Clear title to properties and liens;
                                        ownership of all subsidiaries;
                                   (i)  Perfection and priority of liens
                                        securing the Facilities;
                                   (j)  Payment of taxes;
                                   (k)  Employee benefit liabilities;
                                   (l)  Environmental;
                                   (m)  Compliance with laws (including the
                                        margin regulations);
                                   (n)  No material adverse change; and
                                   (o)  Compliance with Millennium 2000 best
                                        practice.


CONDITIONS PRECEDENT               Usual and other conditions precedent for
TO CLOSING DATE:                   facilities of this nature, in form and
                                   substance satisfactory to the Facility Agent
                                   (acting at the direction of the Lenders),
                                   including, without limitation those listed
                                   below. The "Closing Date" shall be the date
                                   on which all of such conditions shall be
                                   satisfied in a manner satisfactory in form
                                   and substance to the Facility Agent (acting
                                   at the direction of the Lenders):

                                   (a)  Receipt by the Facility Agent of
                                        authorising and constitutional
                                        documentation of the Obligors, Bidco,
                                        and the Pledgors, and any other
                                        subsidiary of Brutus plc party to an
                                        agreement referred to in clause (c)
                                        below;
                                   (b)  Receipt by the Facility Agent of the
                                        Agreement of Merger, the Offer Documents contemplated thereby, and all other documents contemplated thereby, including all documentation evidencing the terms and conditions of the Acquisition (including all filings with the Securities and Exchange Commission);


                                   (c)  Receipt by the Facility Agent of a
                                        Facility Agreement, Guarantees, pledge
                                        agreements, and all other documents
                                        contemplated hereby evidencing the
                                        Facilities, the Security, and the
                                        Guarantees, in each case, executed and
                                        delivered by each Obligor and each
                                        Pledgor party thereto;
                                   (d)  The corporate, capital and ownership
                                        structure of Brutus plc and its
                                        subsidiaries shall be satisfactory to
                                        the Facility Agent (acting at the
                                        direction of the Lenders) in all
                                        respects;
                                   (e)  Bidco shall have acquired pursuant to
                                        the Share Tender Offer, not less than a
                                        majority of the common shares of Senate
                                        (or such higher percentage of the
                                        capital stock of Senate as shall be
                                        required in order to, without the
                                        affirmative vote of any other
                                        shareholder (i) permit the Merger to be
                                        consummated and (ii) immediately appoint a majority of the Senate Board of Directors or such higher number of directors as is required to approve the Merger) and the Share Tender Offer shall have been consummated pursuant to the Agreement of Merger and Offer Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Facility Agent (acting at the direction of the Lenders);
                                   (f)  Confirmation that all existing bank,
                                        capital markets, and other debt
                                        facilities of Brutus plc and its
                                        subsidiaries have been repaid in full
                                        and that all commitments, obligations,
                                        liens and security interests related
                                        thereto shall have been terminated or
                                        released, PROVIDED that (i) the
                                        permitted retained debt of Brutus plc
                                        and its subsidiaries listed on Schedule
                                        B may remain outstanding in the
                                        principal amounts specified therein and
                                        (ii) $100 million aggregate principal
                                        amount of the 8 5/8% Senior Subordinated
                                        Notes due 2007 (the "Subordinated
                                        Notes") may remain outstanding subject
                                        to satisfaction of clause (g) below;


                                   (g)  Receipt by the Facility Agent of (i) the
                                        Debt Tender Offer Documents evidencing
                                        the Debt Tender Offer to be conducted by Bidco by and all other documents contemplated thereby (including all filings with respect thereto with the Securities and Exchange Commission) and
                                        (ii) satisfactory evidence that holders
                                        of at least $51,000,000 aggregate
                                        principal amount of the Subordinated
                                        Notes have tendered their Subordinated
                                        Notes pursuant to the Debt Tender Offer
                                        so that on the date on which the Debt
                                        Tender Offer closes (which Brutus plc
                                        covenants shall occur no more than five
                                        business days after the closing of the
                                        Share Tender Offer) the covenants and
                                        other terms and provisions of such
                                        Subordinated Notes will be amended in a
                                        manner satisfactory to the Facility
                                        Agent (acting at the direction of the
                                        Lenders);
                                   (h)  Receipt of necessary consents and
                                        approvals in connection with the
                                        Acquisition and the Facilities and
                                        receipt by the Facility Agent of copies
                                        thereof;
                                   (i)  Receipt of all governmental, judicial
                                        and regulatory clearances and approvals
                                        necessary or advisable in connection
                                        with the Acquisition and the Facilities
                                        (and receipt by the Facility Agent of
                                        copies thereof) and the lapse, without
                                        action taken, of all waiting periods in
                                        connection with any clearance or
                                        approval;
                                   (j) Receipt by the Facility Agent of all due diligence reports as required by the Arrangers including, inter alia, accountants, tax, solvency, environmental and legal due diligence, all addressed to the Arrangers;
                                   (k)  Receipt by the Facility Agent on behalf
                                        of the Lenders of perfected first
                                        priority security interests in the
                                        Security (other than the shares of
                                        Senate to the extent required by the
                                        margin regulations) and satisfactory
                                        lien search reports regarding each
                                        Obligors' assets;
                                   (l)  Receipt by the Facility Agent of
                                        confirmation from Brutus plc's auditors
                                        of the Borrower's tax position with
                                        regard to the level of outstanding tax
                                        losses;



                                   (m)  No material adverse change in or
                                        affecting the business, assets,
                                        property, financial condition or
                                        operations (whether before the
                                        Acquisition or after giving effect to
                                        the Acquisition), in each case of either
                                        (i) the Parent, the Borrower, and their
                                        respective Subsidiaries taken as a whole or (ii) Senate and its Subsidiaries taken as a whole;
                                   (n)  Absence of (i) any injunction regarding
                                        the Acquisition or the financing or (ii) litigation which could reasonably be expected to result in any injunction or stay of the Acquisition or the financing;
                                   (o)  Receipt by the Facility Agent of legal
                                        opinions regarding the Acquisition and
                                        the finance documentation;
                                   (p)  Receipt by the Facility Agent of the
                                        Base Case Financial Model, pro forma
                                        financial statements, and Deloitte audit of Base Case Financial Model;
                                   (q)  The Acquisition and financing as
                                        documented and consummated will be in
                                        compliance with the margin regulations;
                                        and
                                   (r) Payment by the Borrowers of all fees and expenses of the Arrangers, the Facility
                                        Agent and the Lenders.

                                   All documents delivered to the Facility Agent pursuant to the above will be accompanied by copies for each other Lender.

Conditions Precedent               Usual and other conditions precedent for
TO LOANS ON THE MERGER             facilities of this nature, in form and
DATE:                              substance satisfactory to the Facility Agent
                                   (acting at the direction of the Lenders),
                                   including, without limitation, those listed
                                   below. The "Merger Date" shall be the date on
                                   which all of such conditions shall be
                                   satisfied in a manner satisfactory in form
                                   and substance to the Facility Agent (acting
                                   at the direction of the Lenders):

                                   (a)  The Merger and all other aspects of the
                                        Acquisition shall have been consummated
                                        pursuant to the Agreement of Merger and
                                        Offer Documents, no provision of which
                                        shall have been amended, supplemented,
                                        waived or otherwise modified in any
                                        material respect without the prior
                                        written consent of the Facility Agent
                                        (acting at the direction of the
                                        Lenders);
                                   (b)  If not provided on the Closing Date,
                                        each of Senate and the Subsidiaries of
                                        Senate that are Material Subsidiaries
                                        shall have executed and delivered a
                                        Guarantee;



                                   (c)  If not provided on the Closing Date,
                                        each Pledgor that is a holder of the
                                        stock / equity interests of Senate and
                                        the U.S. Subsidiaries of Senate shall
                                        have entered into agreements to pledge
                                        and shall have pledged the stock /
                                        equity interests of Senate and such U.S.
                                        Subsidiaries;
                                   (d)  Confirmation that all existing bank,
                                        capital markets, and debt facilities of
                                        Brutus plc and its subsidiaries have
                                        been repaid in full and that all
                                        commitments, obligations, liens and
                                        security interests related thereto shall have been terminated or released;
                                        PROVIDED that (i) the permitted retained debt of Brutus plc and its subsidiaries listed in Schedule B may remain outstanding in the principal amounts specified therein and (ii) no more than $49,000,000 aggregate principal amount of the Subordinated Notes may remain outstanding unless the merger is a short form merger in which case up to $100,000,000 of the Subordinated Notes may remain outstanding for no more than five business days after the Merger
                                        Date); and
                                   (e)  Receipt of all governmental, judicial
                                        and regulatory clearances and approvals
                                        and other consents and approvals
                                        necessary or advisable in connection
                                        with the Merger and receipt by the
                                        Facility Agent of copies thereof.

                                   All documents delivered to the Facility Agent pursuant to the above will be accompanied by copies for each other Lender.

CONDITIONS PRECEDENT               Usual and other conditions precedent for
TO EACH LOAN                       facilities of this nature, in form and
(INCLUD-ING INITIAL LOAN           substance satisfactory to the Facility Agent
AND MERGER DATE                    (acting at the direction of the Lenders),
LOAN):                             including, without limitation:

                                   (a)  Truthfulness of all representations and
                                        warranties;
                                   (b)  Absence of any Event of Default or
                                        potential Event of Default; and
                                   (c)  Receipt of appropriate borrowing
                                        notices.

COVENANTS:                         Customary and appropriate affirmative and
                                   negative covenants, to include, without
                                   limitation:

                                   (a)  Provision of financial and other
                                        information as follows:


                                        (i)  within 75 days after the end of
                                             each fiscal year of Brutus plc,
                                             annual audited consolidated
                                             financial statements of Brutus plc
                                             prepared in accordance with UK
                                             GAAP;
                                        (ii) within 60 days after the end of the
                                             first six months of each fiscal
                                             year of Brutus plc, standard UK
                                             semiannual consolidated disclosure
                                             and financial statements of Brutus
                                             plc prepared in accordance with UK
                                             GAAP;
                                        (iii) within 45 days after the end of
                                             the first and third quarters of
                                             each fiscal year of Brutus plc,
                                             consolidated disclosure and
                                             financial statements of Brutus plc
                                             in the same form as those delivered
                                             pursuant to clause (ii) above and
                                             prepared in accordance with UK GAAP
                                        (iv) financial ratio, covenant
                                             compliance, no default, and other
                                             compliance certificates provided by
                                             the chief financial officer of
                                             Brutus plc at the end of each
                                             quarter;
                                        (v)  notice of any Event of Default or
                                             potential Event of Default; and
                                        (vi) other customary reporting
                                             requirements.
                                        All financial statements referred to in
                                        clauses (i) through (iii) above shall be accompanied by (x) footnotes reconciling
                                        (in Sterling) the UK GAAP preparation of such statements with US GAAP and (y) certifications from the chief financial officer of Brutus plc.
                                   (b)  Pari passu ranking with all other
                                        secured and unsubordinated creditors;
                                   (c)  Negative pledge prohibiting liens and
                                        transactions similar to security
                                        (subject to agreed exceptions and
                                        limited to the extent required to comply with the margin regulations);
                                   (d)  Restrictions on disposals (subject to
                                        agreed exceptions and limited to the
                                        extent required to comply with the
                                        margin regulations);
                                   (e)  Limitations on indebtedness and
                                        guarantees (subject to agreed
                                        exceptions);
                                   (f)  Limitations on investments;
                                   (g)  No significant change of business;
                                   (h)  Restrictions on mergers and acquisitions
                                        (subject to agreed exceptions); and
                                   (i)  Notification of default.


HEDGING: The Borrowers will undertake such interest rate hedging as is reasonably required by the Arrangers.

FINANCIAL COVENANTS:               Relating to the consolidated Brutus plc:

                                   (a)  Adjusted Consolidated Net Worth to be
                                        not less than (pound)135 million at any
                                        time. Such specified amount shall be
                                        increased annually at the end of each
                                        fiscal year by an amount equal to 25% of the Group's Consolidated Net Income for such fiscal year commencing with the fiscal year ending September 30, 2000;
                                   (b)  Ratio of Consolidated EBITDA to
                                        Consolidated Net Interest Payable
                                        (including CULS) to be not less than
                                        3.5x, to be tested quarterly on a
                                        trailing 12 month basis.
                                   (c)  Ratio of Consolidated Total Debt
                                        (excluding CULS) to Consolidated EBITDA
                                        not to exceed 3.5x for the quarter
                                        ending December 31, 1999; 3.25x for the
                                        quarter ending March 31, 2000; 3.0x for
                                        the two quarters ending June 30, 2000
                                        and September 30, 2000; 2.75x in year
                                        two; and 2.5x thereafter; in each case,
                                        to be tested at the end of each fiscal
                                        quarter commencing with the fiscal
                                        quarter ending December 31, 1999, on a
                                        trailing 12 month basis.

Events of Default:                 Customary and appropriate, applicable to each
                                   Obligor, including, without limitation:

                                   (a)  Cross default (with respect to Group
                                        indebtedness);
                                   (b)  Non-payment;
                                   (c)  Breach of obligations;
                                   (d)  Misrepresentation;
                                   (e)  Insolvency events;
                                   (g)  Cessation of business;
                                   (h)  Material adverse change;
                                   (i)  Unlawfulness and effectiveness of
                                        guarantees;
                                   (j)  Impairment of security interests in
                                        collateral;
                                   (k)  Change of control or ownership;
                                   (l)  Invalidity of any financing or security
                                        document;
                                   (m)  Failure of Merger to occur within
                                        120 days after the Closing Date.




OTHER PROVISIONS:                  (a)  Illegality;

                                   (b)  Alternative interest rates;

                                   (c)  Indemnities (including break funding
                                        costs and stamp duty);

                                   (d)  Reimbursement of increased costs of the
                                        Banks or their holding companies
                                        (resulting from the imposition of
                                        capital ratio or reserve requirements or other measures imposed by regulatory authorities or by law including any new requirements imposed as a result of the proposed new Basel framework).

TRANSFERABILITY:                   Each Lender may transfer its rights and
                                   obligations without restriction in minimum
                                   amounts of $5 million (or if less, the
                                   remainder of such Lenders commitments and
                                   loans). Transfer may be made on a pro-rata or
                                   non pro-rata basis.

                                   Lenders are entitled to disclose information to potential transferees.

                                   No transfers of rights and obligations is permitted by the Borrowers.

SYNDICATION:                       An information memorandum and bank
                                   presentation(s) will be required for
                                   syndication. The Arrangers will assist the
                                   Borrowers in the preparation of such
                                   materials and the Borrowers will co-operate
                                   with and assist during the syndication
                                   process as necessary. The Borrowers will
                                   agree short continuous Interest Periods until
                                   completion of syndication.

TAXES: All payments shall be made free and clear of all taxes, withholdings or deductions of any kind whatsoever present and future. Payments shall be grossed-up in the event of withholding tax or other deduction.

EXPENSES:                          The Borrowers will pay all out-of-pocket
                                   expenses (including legal fees and the cost
                                   of any agreed publicity) plus any appropriate
                                   regulatory tax including VAT thereon incurred
                                   by the Arrangers in connection with the
                                   negotiation, syndication, documentation and
                                   signing of the Facility Agreement, whether
                                   the documentation is signed or not.



PUBLICITY:                         Any press/public announcement made in
                                   relation to the Facilities or which refers to
                                   the Arrangers to be agreed.

LENDERS' LEGAL                     Skadden Arps Slate Meagher & Flom LLP
COUNSEL:

GOVERNING LAW,                     New York.
SUBMISSION TO
JURISDICTION:


                            SCHEDULE A TO TERM SHEET

                               CERTAIN DEFINITIONS

                  "ADJUSTED CONSOLIDATED NET WORTH" means, as of any date, the amount of (i) total stockholders' equity (including ,without limitation, common stock, preferred stock, additional paid in capital, and retained earnings or deficit), of Brutus plc and its subsidiaries on a consolidated basis and (ii) the aggregate principal amount of the CULS.

                  "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Net Interest Payable, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income to the extent reflected as a charge or otherwise deducted from the determination of Consolidated Net Income (other than any non-cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period), less (a) other non-cash items increasing Consolidated Net Income, and (b) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all of the foregoing as determined on a consolidated basis in conformity with UK GAAP.

                  "CONSOLIDATED NET INTEREST PAYABLE" means, for any period (as determined for Brutus plc and its Subsidiaries on a consolidated basis), (i) total interest expense on all Indebtedness of Brutus plc and its Subsidiaries (including that portion attributable to capital leases) payable in cash (whether in that period or any other period), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements and other Hedge Agreements less (ii) all cash interest received by Brutus plc and its subsidiaries. Interest on the CULS shall be excluded or included in Consolidated Net Interest Payable as specified in the relevant provision in the Term Sheet.

                  "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Brutus plc and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with UK GAAP; PROVIDED that there shall be excluded therefrom (i) the income (or loss) of any Person (other than a Subsidiary of Brutus plc) in which any other Person (other than Brutus plc or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Brutus plc or any of its Subsidiaries by such Person during such period,
(ii) the income of any Subsidiary of Brutus plc to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to sales of assets, (iv) all merger, restructuring and integration related costs and expenses resulting from the Acquisition, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

                  "CONSOLIDATED TOTAL ASSETS" means the sum of fixed assets (excluding goodwill) and current assets less liabilities falling due within one year of Brutus plc and its Subsidiaries on a consolidated basis as determined in conformity with UK GAAP.

                  "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all outstanding Indebtedness of Brutus plc and its Subsidiaries on a consolidated basis as determined in conformity with UK GAAP. The CULS shall be excluded or included in Consolidated Total Debt as specified in the relevant provision in the Term Sheet.

                  "INDEBTEDNESS" means, as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with UK GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than current accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and current trade payables incurred in the ordinary course of business), (v) all obligations evidenced by notes, bonds, debentures or other similar instruments, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person, (vii) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with UK GAAP, (viii) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock, (ix) all guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

NOTE: If any Person is merged into or consolidated with Brutus plc or any of its Subsidiaries or all or substantially all of such Person's assets are acquired by Brutus plc or any of its Subsidiaries, Consolidated EBITDA, Consolidated Net Income, and Consolidated Interest Payable for any relevant twelve month period shall be calculated on a PRO FORMA basis as if such Person had been so merged, consolidated, or acquired by Brutus plc or any of its Subsidiaries immediately prior to the start of such period.

                                                    SCHEDULE B TO THE TERM SHEET


                             PERMITTED RETAINED DEBT


SENATE
                            Amount
Borrower                    (US$ in      Maturity     Comments
                            000's)
--------------------------- ------------ ------------ ----------------------------------------------

Scotsman Group Inc.                9250  TBD          Allendale County IRB
Delfield (U.S.)                    3150  TBD          Town of Covington IRB
Delfield (U.S.)                     350  TBD          Isabella County IRB
Frimont (Italy)                     787  Long         Loan from Italian Min. of Industry, 0-1%
                                                      int. rate, unsec., no covenants
Castel MAC (Italy)                  684  Long         Loan from Italian Min. of Industry, 0-1%
                                                      int. rate, unsec., no covenants
Hartek (Germany)                   2387  One year     Deutsche Bank/Austria Bank, prepayment
                                                      penalty, 4.4-4.75% interest in DM,
                                                      unsecured, loose assets/equity covenant
Scotsman China                      401  Demand       Loan fr. BNP, unsec., gty from Senate, no
                                                      covenants, competitive interest rate
Misc. Capital Leases               1535
Austral                          14,632               Deemed included on this schedule only to the
                                                      extent not secured; deleted otherwise

                            ------------
TOTAL                            33,176
                            ------------



BRUTUS PLC

Borrower                    Amount       Maturity     Comments
--------------------------- ------------ ------------ ----------------------------------------------
Frymaster                          6550  2003         Bullet payment, SBLC credit enhancement
Mile High                          4500  11/1/99      Fixed at 6.1%
Welbilt Bonds                      2175  11/1/99

                            ------------
TOTAL                            13,225
                            ------------


                            ------------
GRAND TOTAL                      46,401
                            ------------
                            ------------
